Exhibit 99.1

PV-10 Data Presented at the American Society of Clinical Oncology (ASCO) Annual Meeting Defines Path Forward for Provectus Biopharmaceuticals, Inc.

KNOXVILLE, Tenn.—(BUSINESS WIRE) June 3, 2014 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announced today that data on its investigational agent PV-10 for intralesional (IL) treatment of solid tumors were featured in two presentations in the Poster Highlights Session, Melanoma/Skin Cancers, on June 2, 2014 during the American Society of Clinical Oncology (ASCO) annual meeting in Chicago, IL.

The first highlighted abstract, presented by Sanjiv S. Agarwala, MD, of the St. Luke’s Cancer Center, Bethlehem, PA, entitled “Efficacy of intralesional rose bengal in patients receiving injection in all existing melanoma in phase II study PV-10-MM-02” (abstract 9027), may be viewed at: http://abstracts.asco.org/144/AbstView_144_132320.html.

The second highlighted abstract, presented by Amod A. Sarnaik, MD, of Moffitt Cancer Center, Tampa, FL, entitled “Assessment of immune and clinical efficacy after intralesional PV-10 in injected and uninjected metastatic melanoma lesions” (abstract 9028), may be viewed at: http://abstracts.asco.org/144/AbstView_144_132288.html.

In the phase 2 PV-10 trial, when all existing lesions were injected with PV-10, tumors were no longer detectable (complete response) in 50% of the patients (Confidence Interval: 31-69%). This subgroup analysis supports the potential of PV-10 as a single agent and provides a rationale for a PV-10 phase 3 randomized controlled trial in locally advanced melanoma patients.

This phase 3 randomized controlled trial of PV-10 in patients with unresectable locally advanced cutaneous melanoma will assess response to PV-10 vs that of systemic chemotherapy in patients who have disease limited to cutaneous and subcutaneous sites and who have failed or are ineligible for systemic immunotherapy. Progression-free survival and complete response rate will be assessed using standard criteria (RECIST 1.1). Overall survival and exploratory assessment of patient reported outcomes related to lesion pain and other melanoma symptoms will also be assessed. The study is expected to commence this year, and will allow for interim assessment when 50% of the required events have occurred (i.e., disease progressions).

The Moffitt abstract provided interim results of a pilot clinical trial designed to investigate the local and immunologic effects of tumor ablation with PV-10. Lead author, Dr. Sarnaik, noted “In the peripheral blood of patients after PV-10 injection, we saw a significant increase in circulating T-cells, including CD3+ and cytotoxic CD8+ cells. This suggests an immunologic-mediated antitumor response is engendered by PV-10. We are hoping to undertake combination trials that combine PV-10 with the promising systemic immunotherapies being developed by our medical oncology colleagues.”

Eric Wachter, Ph.D., Chief Technology Officer of Provectus, observed that these results delineate two development paths to generate data sufficient for a new drug application (NDA) for PV-10 in melanoma.

Dr. Wachter concluded, “Our focus this year will be initiation of the phase 3 randomized controlled trial. We also expect to begin the more exploratory combinatorial work that potentially addresses the needs of patients with more advanced metastatic disease.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

Contact:

Provectus Biopharmaceuticals, Inc.

Peter R. Culpepper, 866-594-5999 #30 CFO, COO

Porter, LeVay & Rose, Inc.

Marlon Nurse, 212-564-4700 DM, SVP - Investor Relations

Bill Gordon, 212-724-6312 Media Relations